EXHIBIT 18

                 LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE


                                                                    May 16, 2007


CoActive Marketing Group, Inc.
75 Ninth Avenue, 3rd Floor
New York, NY 10011


To Whom It May Concern:

As discussed in Note 3 to the financial statements for the three months ended June 30, 2006, the Company changed its method of accounting for recognizing revenue on certain contracts from the percentage-of-completion method to the completed contract method in order to more properly match revenue and expenses on such contracts.

As you have requested, we have discussed with you the circumstances, business judgment and all other underlying factors that contributed to your decision to make this change.

Based on our review of the attendant circumstances and discussions with management we concur with the change of accounting method for these contracts as being preferable under the circumstances.

We have not audited the financial statements for the three months ended June 30, 2006 and accordingly we do not express an opinion on such financial statements.


                                       Very truly yours,


                                       /s/  Lazar Levine & Felix LLP

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